Exhibit 10.1

AMENDMENT OF SETTLEMENT AGREEMENT

This Amendment of Settlement Agreement (this “Amendment”) dated as of May 20, 2017 (the “Effective Date”) is made by and between by Net Element Inc., a Delaware corporation (the “Guarantor”) and Maglenta Enterprises Inc., a company incorporated and existing in the Republic of Seychelles (“Maglenta”) and Champfremont Holding Ltd., a company incorporated and existing in the Republic of Seychelles (“Champfremont” together with Maglenta are collectively, the “Sellers”) (the “Sellers” and Guarantor are, collectively, the “Parties”).

WHEREAS, the Sellers entered into that certain Acquisition Agreement, dated as of May 20, 2015 (the “Acquisition Agreement”), with ТOT Group Russia LLC, a limited liability company organized and existing under the laws of the Russian Federation and TOT Group Europe Ltd., a company organized and existing under the laws of England and Wales (each individually, a “Purchaser” and, collectively, the "Purchasers"), and certain "Target Companies" (as defined in the Acquisition Agreement), pursuant to which the Purchasers agreed to purchase from the Sellers and the Sellers agreed to sell to the Purchasers, subject to certain terms and conditions, 100% of the issued and outstanding ownership interests of each of the Target Companies. Capitalized terms not otherwise defined in the body of this Agreement shall have the meanings ascribed to such terms in the Acquisition Agreement;

WHEREAS, the pursuant to Section 2.8 of the Acquisition Agreement, Purchasers had an obligation to pay Sellers the Difference with respect to the Consideration Shares issued for the first Installment; and

WHEREAS, pursuant to that certain Guaranty between Sellers and Guarantor referenced in Section 5.1.4 of the Acquisition Agreement should Purchasers fail to pay the Difference Guarantor had an obligation to pay same; and

WHEREAS, the Purchasers failed to pay the Difference and Guarantor has agreed to pay the Difference;

WHEREAS, on October 21, 2016, the Parties entered into that certain settlement agreement (the “Agreement”) in connection with the Guarantor’s obligation to repay the Difference; and

WHEREAS, the Parties would like to amend certain terms of the Agreement as more particularly set forth herein.

NOW THEREFORE, based upon the foregoing and in consideration of the mutual promises contained herein, the Parties agree as follows:

1)	Section 1 of the Agreement shall be deleted in its entirety and replaced with the following:

“Outstanding Balance. The Parties agree that, on the Effective Date of this Amendment, the remaining Difference due to Sellers with respect to the Consideration Shares, is the aggregate amount of One Million Seven Hundred Ninety Two Thousand Seventy One ($1,792,071) Dollars, (“Outstanding Balance”), consisting of (i) One Million Seven Hundred Seventy Seven Thousand Two Hundred Sixty One ($1,777,261) Dollars (“Principal Balance”); and (ii) interest of Fourteen Thousand Eight Hundred Eleven ($14,811) Dollars (“Interest”). Beginning on May 20, 2017, Outstanding Balance shall accrue interest at the rate of twelve (12%) percent per annum until paid in full. Sellers’ counsel, Reznick Law, PLLC is authorized to receive for and on behalf of the Sellers any and all payments under this Agreement. The receipt of funds by Sellers’ counsel, Reznick Law, PLLC shall be a complete discharge to Guarantor, each Purchaser and their respective affiliates, employees, officers, directors, agents, successors and assigns, who shall not be obligated to enquire as to the distribution of such funds.”

2)	Subsections 2 (a)- (f) of the Agreement shall be deleted in its entirety and replaced with the following:

“Payment by Guarantor.

a.       On or before May, 20, 2017, Guarantor shall wire Eight Hundred Thousand ($800,000) Dollars to the trust account of Sellers’ counsel, Reznick Law, PLLC, (being the account designated by the Sellers) to be released to Sellers as a partial payment of the Outstanding Balance. Such sum shall be first applied to pay and past due and accumulated Interest and the remainder shall be applied to reduce the Principal Balance.

b.       On each of the one month anniversaries of the Effective Date of this Amendment the Guarantor shall wire the Sellers Two Hundred Thousand ($200,000) Dollars, to be applied to reduce the Difference until the principal, and all interest due thereon, is paid in full.

PAY TO:	First Republic Bank
111 Pine Street
San Francisco, CA 94111

CLIENT ACCOUNT NAME:	Reznick Law, PLLC

CLIENT ACCOUNT NUMBER:

ABA

REFERENCE:	Maglenta/ Champfremont

c.       Notwithstanding the above payments, on each three month anniversary of the Effective Date of this Amendment, Guarantor shall pay Sellers all interest that has accumulated and has not been paid with respect to the Principal Balance.

d.       If any payment, is past due for more than five (5) business days, among other remedies available to the Sellers in law and equity, the Sellers may declare the entire unpaid amount of the Principal Balance and accrued but unpaid interest thereon under this Amendment to be immediately due and payable. The Sellers may also at the expiration of the said five (5) business day period file the Confession of Judgement, executed by the Sellers contemporaneously with the Agreement (“Confession”), with a court of competent jurisdiction. In furtherance of the provisions of this Section 2.d., Guarantor irrevocably appoints the Sellers, as its agent and attorney-in-fact (with full power of substitution) to fill in the blanks in the Confession and to insert the actual undisputed unpaid amount of Principal Balance and accrued but unpaid interest thereon, and take all actions necessary or desirable to effectuate the filing of same with a court of competent jurisdiction and in order to collect on such debt.”

3)	Exhibit B, attached to the Agreement, showing amounts and timing for payments assuming timely payment of all amounts due is hereby replaced by Exhibit A, attached hereto and made a part hereof.

4)	Except as otherwise set forth herein, all provisions of the Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the date set forth in the first paragraph hereof.

SELLERS:

MAGLENTA ENTERPRISES INC.

By:   /s/ Evaline Sophy Joubert

Name:   Evaline Sophy Joubert

Title:   Director

CHAMPFREMONT HOLDING LTD.

By:   /s/ Nicos Hadjinicolaou

Name:   Nicos Hadjinicolaou

Title:   Director

GUARANTOR:

NET ELEMENT, INC.

By:    /s/ Oleg Firer

Name:     Oleg Firer

Title:    CEO

ACCEPTED AND AGREED TO BY PURCHASERS:

TOT Group Russia LLC

By:   /s/ Konstantin Leonidovich Zaripov

Name:   Konstantin Leonidovich Zaripov

Title:   General Director

TOT Group Europe Ltd.

By:   /s/ Konstantin Zaripov

Name:   Konstantin Zaripov

Title:   Managing Director

Exhibit A

calculations of payments by NETE

Principal amount	1,792,071
Annual interest rate	12%
Interest per month	1.00%

	5/20/2017	6/20/2017	7/20/2017	8/20/2017	9/20/2017	10/20/2017	TOTAL

Principal repayment	800,000	200,000	200,000	200,000	200,000	192,071	1,792,071
remaining principal	992,071	992,071	792,071	592,071	392,071	192,071
interest on remaining principal		9,921	7,921	5,921	3,921	1,921
interest payments				23,762		5,841	29,604
total payment due	800,000	200,000	200,000	223,762	200,000	197,912	1,821,675